EXHIBIT 3.2

RESTATED CERTIFICATE OF INCORPORATION
OF
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

The undersigned officer of Cognizant Technology Solutions Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.    (a) The present name of the Corporation is Cognizant Technology Solutions Corporation.
(b) The name under which the Corporation was originally incorporated is Anemone Investments, Inc.; and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is April 6, 1988.
2.    The provisions of the certificate of incorporation of the Corporation as heretofore amended ~~and/~~or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Cognizant Technology Solutions Corporation, without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended ~~and~~or supplemented and the provisions of the said single instrument hereinafter set forth.
3.    The Board of Directors of the corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware ~~in the form set forth in Exhibit A~~.
IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer on this ~~16~~5th day of ~~September~~June, ~~2013~~2018.
/s/ Matthew W. Friedrich
Matthew W. Friedrich
Executive Vice President, General Counsel and Chief Corporate Affairs Officer

~~/S/ STEVEN SCHWARTZ~~
~~Steven Schwartz Senior Vice President, General Counsel and Secretary~~

RESTATED CERTIFICATE OF INCORPORATION
OF
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
ARTICLE I
The name of the Corporation is Cognizant Technology Solutions Corporation (hereinafter, the “Corporation”).
ARTICLE II
The registered office of the Corporation within the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “GCL”).
ARTICLE IV
A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,015,000,000 shares, consisting of (i) 1,000,000,000 shares of Class A Common Stock, $0.01 par value per share (“Common Stock”) and (ii) 15,000,000 shares of Preferred Stock, $0.10 par value per share (“Preferred Stock”).
B. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock of the Corporation, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.
C. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
(1) COMMON STOCK.
(a) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

(b) Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designation of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting.
(c) Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.
(d) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock. For the purposes of this paragraph (C)(1)(d), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.
The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.
(2) PREFERRED STOCK.
Subject to the limitations and in the manner provided by law, shares of the Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation or a duly- authorized committee of the Board of Directors of the Corporation, in accordance with the laws of the State of Delaware, is hereby authorized to determine or alter the relative rights, powers (including voting powers), preferences, privileges and restrictions granted to or imposed upon Preferred Stock or any wholly unissued series of shares of Preferred Stock, and to increase or decrease (but not below the number of shares of any series of Preferred Stock then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall upon the taking of any action required by applicable law resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot unless the bylaws so provide.
ARTICLE VI
The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the bylaws of the Corporation.
ARTICLE VII
The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the ByLaws of the corporation in any manner not inconsistent with the laws of the State of Delaware. The ~~affirmative vote of the holders of at least 66 2⁄3 percent in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the~~ stockholders ~~to~~may make~~,~~ additional ByLaws and may amend, alter, change, add to or repeal any ~~provision of the~~ ByLaws of the corporation whether adopted by them or otherwise.
ARTICLE VIII
(1) The Board of Directors shall consist of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. The directors, other than directors elected separately as a class by the holders of any one or more series of Preferred Stock, shall be and are divided into classes, with the terms of the classes elected at the annual meetings of stockholders held in 2011, 2012 and 2013, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors; provided that such division shall terminate at the third annual meeting of stockholders held after the 2013 annual meeting of stockholders. Notwithstanding the preceding sentence, but subject to the rights of the holders of any one or more series of Preferred Stock to elect directors separately as a class, each director elected by the stockholders after the 2013 annual meeting of stockholders shall serve for a term expiring at the first annual meeting of stockholders held after such director’s election, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
(2) Any newly created directorship on the Board of Directors that results from an increase in the number of directors or any vacancy occurring in the Board of Directors shall be filled only by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires or, following the termination of the division of directors into three classes, directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders held after their election as directors.

(3) Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specific circumstances, (i) ~~a director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause, and all other~~all directors shall be removable either with or without cause~~,~~ and (ii) the removal of any director, whether with or without cause, shall require the affirmative ~~votes~~vote of the holders of at least ~~66 2⁄3 percent~~a majority in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting as a single class.
(4) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect director at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VIII unless expressly provided by such terms.
ARTICLE IX
Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the corporation may be called only by (i) the Chief Executive Officer of the Corporation, (ii) the Board of Directors pursuant to a resolution approved by the Board of Directors or (iii) by the Secretary in accordance with Section 2 of the Corporation’s Amended and Restated By-laws, and special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice sent by the Secretary relating to such meeting.
ARTICLE X
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under Section 174 of the GCL; or (d) for any transaction from which the director derived an improper personal benefit.

If the GCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended GCL. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.
ARTICLE XI
~~(1)~~ The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.
~~(2) Notwithstanding anything else contained in this Restated Certificate of Incorporation or the Bylaws of the corporation to the contrary, the affirmative vote of the holders of at least 66 2⁄3 percent in voting power of all the outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to amend, alter, change, add to or repeal any provision of Article VII, Article VIII, Article IX or this Article XI or to adopt any provision inconsistent herewith.~~
~~Signed on September 16, 2013~~

~~/S/ STEVEN SCHWARTZ~~
~~Steven Schwartz Senior Vice President, General Counsel and Secretary~~